Exhibit 99.1

Release No. 0206-09       FOR IMMEDIATE RELEASE
Feb. 22, 2006

RAYMOND JAMES FINANCIAL BOARD
ANNOUNCES STOCK SPLIT,
DECLARES QUARTERLY DIVIDEND,
APPOINTS LEAD DIRECTOR

ST. PETERSBURG, Fla. - The Raymond James Financial Board of Directors has authorized a three-for-two stock split in the form of a 50 percent stock dividend payable March 22 to shareholders of record March 8.
This is the seventh time the stock has split three-for-two shares in the 23 years that the investment and financial services firm has been a publicly held company.
“It has traditionally been our policy to keep RJF stock in the popularly priced range, and to reward our shareholders with additional shares even though proportional ownership is unaffected, after material price appreciation,” explained Chairman and CEO Thomas A. James.
The board also authorized a quarterly cash dividend on its common shares of $.08 per share, payable April 19 to shareholders of record April 3. This is the 20th consecutive year in which Raymond James has paid its shareholders a dividend.
Also at the February meeting, Hardwick (Wick) Simmons, former chairman and CEO of the NASDAQ stock market, was appointed lead director.
“Given Wick’s experience as a past CEO in our business, he was the natural selection by our outside directors and governance committee for this very important role. I look forward to working with him to achieve our performance objectives,” James added.
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Release No. 0206-09      Raymond James Financial, Inc.

Prior to joining NASDAQ in 2001, Simmons served as president and CEO of Prudential Securities for more than a decade. He was also president of the Private Client Group at Shearson Lehman Brothers from 1983 to 1990.
Simmons is a former chairman of the Securities Industry Association, a former director of the Chicago Board of Options Exchange and a former president of the Bond Club of New York. He is a director and Executive Committee member of the New York City Partnership and serves on the board of the National Academy Foundation.
A 1963 graduate of Harvard University, he received his MBA from Harvard Business School in 1966.
Former lead director Jonathan A. Bulkley of Bulkley Consulting did not stand for re-election at the firm’s Feb. 16 shareholders’ meeting due to the company’s corporate governance standards regarding age and length of service of board members.
About Raymond James
Raymond James Financial, Inc. (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 4,800 financial advisors serving 1.2 million accounts in 2,100 locations throughout the United States, Canada  and overseas. In addition, total client assets are approximately $156 billion, of which approximately $28 billion are managed by the firm’s asset management subsidiaries.

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